Exhibit 12
                                                                Form 10-Q
                                                                For the Three
                                                                Months Ended
                                                                March 31, 1997


                                   AT&T Corp.
                Computation of Ratio of Earnings to Fixed Charges

                              (Dollars in Millions)
                                   (Unaudited)

                                  For the Three
                                  Months Ended
                                  March 31, 1997

Income from Continuing Operations
  Before Income Taxes .................................     $1,811

Less Interest Capitalized during
  the Period...........................................         62

Add Equity Investment Losses, net of distributions
  of Less than 50% Owned Affiliates..................           13

Add Fixed Charges......................................        266

Total Earnings from Continuing
  Operations Before Income Taxes
  and Fixed Charges....................................     $2,028



Fixed Charges

Total Interest Expense Including Capitalized Interest..     $  185

Interest Portion of Rental Expense.....................         81

    Total Fixed Charges................................     $  266

Ratio of Earnings to Fixed Charges.....................        7.6